Current Report on Form 8-K

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                              ---------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): April 2, 1999

                               INAMED CORPORATION

                               ------------------
             (Exact name of registrant as specified in its charter)

           DELAWARE                       1-9741                 59-0920629
           --------                       ------                 ----------
(State or other jurisdiction           (Commission            (IRS Employer
     of incorporation)                 File Number)         Identification  No.)

                                 700 Ward Drive
                         Santa Barbara, California 93111
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                     Address of principal executive offices



        Registrant's telephone number, including area code: 805/692-5400

          -------------------------------------------------------------
         (Former name or former address, if changed since last report.)

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Item 5.  OTHER EVENTS.

         On April 2, 1999 INAMED Corporation (the "Company") issued the notices necessary to obtain all of the monies required to fund the Settlement Agreement in accordance with the terms of the final order which was recently issued by Judge Pointer approving the mandatory class settlement of the breast implant litigation.

         Under the terms of the final order and the Settlement Agreement, by June 2, 1999 the Company is obligated to pay $30 million to the court-appointed escrow agent, as follows: (a) $25.5 million to retire the subordinated note issued to the escrow agent in June 1998, at the time the court granted preliminary approval of the Settlement Agreement; (b) approximately $1.5 million of accrued interest on that subordinated note; and (c) $3 million to repurchase the 426,323 shares of common stock deposited with the escrow agent in June 1998.

         The Company will obtain a total of $34.4 million from the following sources: (a) approximately $13.8 million from the holders of warrants to purchase common stock at $7.50 per share; (b) approximately $17.6 million of net proceeds from the holders of warrants to purchase common stock at $5.50 per share; and (c) $3 million from the holders of the Company's 11% junior secured notes.

         The $7.50 warrants were originally issued in July 1997 in contemplation of the final approval of the Settlement Agreement; based on the notice issued by the Company on April 2, 1999, those warrants have now been called by the Company and will be redeemable for nominal value if not exercised prior to May 3, 1999. Since the current market price of the Company's common stock greatly exceeds the exercise price of those warrants, the Company expects all of those warrants to be exercised prior to the redemption date.

         The $5.50 warrants were issued in October 1998 in replacement of the conversion feature (at the same price) of the Company's 11% notes, which were originally issued in January 1996. By their terms those warrants cannot be called by the Company until September 2000. In order to induce the holder of these warrants to exercise early, until April 30, 1999 the Company is offering to pay a cash exercise fee $0.70 per warrant. Since the current market price of the Company's common stock greatly exceeds the exercise price of those warrants, and based on discussions with two of the largest holders of these warrants and their interest in receiving the exercise fee, by that date the Company expects to receive $7 million of cash and approximately $10 million of its 11% junior secured notes.

         The right to provide the $3 million of proceeds needed to repurchase the 426,323 shares of common stock was assigned to the holders of the Company's 11% notes in April 1998 in conjunction with a waiver from those noteholders which was necessary to enter into the Settlement Agreement. Since the current market price of the Company's common stock greatly exceeds the approximately $7.00 per share repurchase price for those shares, the Company expects all of those noteholders to exercise their pro-rata right to purchase those 426,323 shares.

         The Company anticipates utilizing approximately $7 million of its own cash to provide the monies needed to fund the Settlement Agreement.

         Based on all of these transactions, by the end of the second quarter of 1999 the Company anticipates having the following capitalization: (a) 17 million shares of common stock outstanding (as compared to 11.4 million shares currently); (b) 20 million shares of common stock on a fully-diluted basis (unchanged from the current number); (c) approximately $17 million of debt (as compared to $27.6 million currently); and (d) zero litigation liability (as compared to $34 million as of the end of 1998).

         Also on April 2, 1999 the Company amended the Rights Agreement between the Company and U.S. Stock Transfer Company, dated as of June 2, 1997 (as amended, the "Rights Agreement"), to clarify the pre-existing "grandfather" clause which exempts Appaloosa Management L.P. and its affiliates from certain aspects of the definition of "beneficial ownership". A copy of Amendment No. 4 to the Rights Agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL
            INFORMATION AND EXHIBITS

            (c)      EXHIBITS

                     99.1    Amendment No. 4 to Rights Agreement
                             dated as of April 2, 1999.


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                                    SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   INAMED CORPORATION

Dated: April 9, 1999

                                   By:/s/ Richard G. Babbitt
                                      ----------------------------------
                                   Name: Richard G. Babbitt
                                   Title:   Chairman and CEO

EXHIBIT INDEX

           99.1     Amendment No. 4 to Rights
                    Agreement dated as of April 2, 1999.